[EXHIBIT 23]

          KPMG Peat Marwick LLP
          600 Clinton Square
          Rochester, NY  14604


                            INDEPENDENT AUDITORS' CONSENT

          The Board of Directors
          FNB Rochester Corp.:

          We consent to incorporation by reference in the registration statements 33-65194 and 333-15325 on Form S-8 of FNB Rochester Corp. of our report dated January 28, 1997, relating to the consolidated statements of financial condition of FNB Rochester Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report has been incorporated by reference in the December 31, 1996 annual report on Form 10-K of FNB Rochester Corp.


          s/ KPMG Peat Marwick LLP


          Rochester, New York
          March 24, 1997